UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c)
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SBL FUND
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The Security Benefit Group of Companies®

December 20, 2004

Dear Shareholder:

The enclosed Information Statement is being provided to inform you that, effective January 1, 2005, Security Management Company, LLC, has retained Wells Capital Management, Incorporated (Wells Capital), to serve as the investment sub-adviser for SBL Fund's Small Cap Value (Series Q).

Wells Capital manages over $122 billion in separate account and fund assets for institutional investors. Please refer to the enclosed Information Statement and Prospectus Supplements for additional details about the new sub-adviser.

The Investment Objective and Investment Policies of Series Q have not changed as a result of the retention of Wells Capital as investment sub-adviser. I. Charles Rinaldi will continue to serve as the portfolio manager of the fund.

The Information Statement is for your information; no action is required. Please call our National Service Center at 1-800-888-2461 if you have any questions. Our service representatives are available to assist you from 7:00 am to 6:00 pm Central Standard Time, Monday through Friday. As always, we value your business and appreciate the trust you place in us by letting us help you plan for your financial future.

Sincerely,

FRANK MEMMO

Frank Memmo
Vice President, Operations

One Security Benefit Place • Topeka, Kansas 66636-0001 • (785) 438-3000 • www.securitybenefit.com

SBL Fund
One Security Benefit Place
Topeka, Kansas 66636-0001

INFORMATION STATEMENT

January 5, 2005

This information statement is being provided to the shareholders of Series Q (Small Cap Value Series) of the SBL Fund to inform them of the retention of Wells Capital Management Incorporated ("Wells Capital") as the investment sub-adviser of Series Q. This information statement is provided in lieu of a proxy statement pursuant to the terms of an exemptive order that SBL Fund and Security Management Company, LLC ("SMC"), the investment manager of the various series of SBL Fund, received from the Securities and Exchange Commission. The order allows SMC to implement new investment sub-advisory contracts and to make material changes to existing investment sub-advisory contracts with the approval of the Board of Directors ("Board" or "Directors"), but without shareholder approval. It is anticipated that the first mailing of this information statement will be on or about January 5, 2005. We are not asking you for a proxy, and you are requested not to send us a proxy.

Introduction

SMC, located at One Security Benefit Place, Topeka, Kansas 66636-0001, serves as the investment manager and administrator of Series Q. Security Distributors, Inc., located at One Security Benefit Place, Topeka, Kansas 66636-0001, serves as the distributor of Series Q.

Under its Investment Advisory Agreement with SBL Fund, SMC has overall supervisory responsibility for the investment program of Series Q and, subject to Board approval, can select one or more sub-advisers to provide Series Q with day-to-day investment advisory services. SMC has entered into a Sub-Advisory Agreement dated January 1, 2005, with Wells Capital under which Wells Capital began providing investment advisory services to Series Q on that date.

SMC continues to provide management services to Series Q and retains overall supervisory responsibility for the general management and investment of Series Q. Subject to review and approval by the Board, SMC: (a) sets Series Q's overall investment strategies; (b) monitors and evaluates the investment performance of Wells Capital; and (c) implements procedures reasonably designed to ensure that Wells Capital complies with Series Q's investment objective, policies and restrictions. In addition, SMC may select and recommend one or more additional sub-advisers to manage all or part of Series Q's assets and, if appropriate, allocate and reallocate Series Q's assets among the sub-advisers providing investment advisory services to Series Q.

Changes to Series Q's Investment Objective and Investment Policies

The Investment Objective and Investment Policies of Series Q have not changed as a result of the retention of Wells Capital as investment sub-adviser.

Information about the Sub-Adviser and Portfolio Manager

Wells Capital, 525 Market Street, 10th Floor, San Francisco, California 94105, is an investment adviser registered under the Investment Advisers Act of 1940. As of September 30, 2004, Wells Capital managed over $122 billion in separate account and fund assets for institutional investors. It is part of Wells Fargo's Institutional Investment Group, which also includes Wells Fargo Funds, 401(k) and retirement products, institutional bond brokerage, and custody services.

Information about the Portfolio Manager

The Portfolio Manager of Series Q, I. Charles Rinaldi, has not changed as a result of the retention of Wells Capital as investment sub-adviser.

The Sub-Advisory Agreement

Under the terms of the Sub-Advisory Agreement between SMC and Wells Capital, Wells Capital is authorized, subject to the stated investment policies and restrictions of Series Q and the directions of SMC and the Board, to purchase, hold and sell investments for the account of Series Q and to monitor on a continuous basis the performance of such investments. Wells Capital is obligated to manage Series Q in accordance with applicable laws and regulations. Wells Capital also furnishes to the Board and SMC periodic reports on the investment performance of Series Q and information related to compliance matters.

The Sub-Advisory Agreement provides that, in the absence of willful misfeasance, bad faith or negligence on the part of Wells Capital or a breach of its duties under the Sub-Advisory Agreement, Wells Capital generally is not liable to SMC, Series Q or Series Q's shareholders in connection with rendering its services under the Sub-Advisory Agreement. However, Wells Capital has agreed to indemnify SMC and Series Q and their respective officers and directors, for any liabilities and expenses resulting from Wells Capital's willful misfeasance, bad faith, negligence, breach of its duties under the Sub-Advisory Agreement or violation of applicable law.

For all services rendered by Wells Capital, SMC (and not Series Q) pays to Wells Capital an annual fee based on the average daily net assets of Series Q as follows: 0.50% of the average daily net assets of the Fund of $150 million or less; 0.45% of the average daily net assets of the Fund of more than $150 million, but less than $500 million; 0.40% of the average daily net assets of the Fund of more than $500 million.

The Sub-Advisory Agreement may be terminated without penalty: (i) by vote of a majority of the Board, or by vote of a majority of the outstanding voting securities of Series Q, or by SMC, in each case, upon 60 days' written notice to Wells Capital; (ii) by SMC upon breach by Wells Capital of any representation or warranty contained in the Sub-Advisory Agreement, which shall not have been cured within 20 days' written notice thereof; (iii) by SMC immediately upon written notice to Wells Capital if Wells Capital becomes unable to discharge its duties and obligations under the Sub-Advisory Agreement; or (iv) by Wells Capital upon 180 days' written notice to SMC and Series Q. The Sub-Advisory Agreement terminates automatically upon the termination of the Investment Advisory Agreement between Series Q and SMC.

Information about the principal executive officer and directors of Wells Capital, and certain of its other investment company clients, is presented in the Appendix.

Evaluation by the Directors

The Sub-Advisory Agreement was approved by the Board at a meeting held on November 19, 2004. The Board determined that approval of the Sub-Advisory Agreement would enable Series Q to obtain high quality investment advisory services at a cost that is appropriate, reasonable, and in the best interests of Series Q and its shareholders. In evaluating whether it was appropriate to approve the Sub-Advisory Agreement, the Board considered various materials and representations provided by SMC and Wells Capital, including, among other things: (1) the nature, extent and quality of services to be provided by Wells Capital to Series Q; (2) the investment performance of Series Q; (3) a comparison of Series Q's expense ratios and those of similarly situated mutual funds; (4) any fall-out benefits, or indirect profits to Wells Capital from its relationship to Series Q and (5) such other factors as the Board deemed relevant.

Based upon its review, the Board determined that approval of the Sub-Advisory Agreement was in the best interests of Series Q and its shareholders. Accordingly, after consideration of the materials and representations summarized above, and such other information as they considered relevant, the Directors, including the Directors who are not parties to the Sub-Advisory Agreement or "interested persons" (as defined in the Investment Company Act of 1940) of such parties, unanimously approved the Sub-Advisory Agreement.

Shareholder Information

As of November 30, 2004, Security Benefit Life Insurance Company ("SBL") owned of record substantially all of the shares of Series Q. SBL owns shares of Series Q for the benefit of policy owners in its separate accounts funding variable annuity and variable life insurance policies issued by SBL. SBL Fund is not aware of any persons owning beneficially 5% or more of the shares of Series Q as of the same date. As of November 30, 2004, the Directors and officers of SBL Fund beneficially owned less than 1% of Series Q's shares.

Shareholder Reports

Shareholders can find out more information about Series Q in its most recent annual and semi-annual report, which have been furnished to shareholders. Shareholders may request another copy of these reports by writing to SMC at One Security Benefit Place, Topeka, Kansas 66636-0001, or by calling 1-800-888-2461.

APPENDIX

Information About Wells Capital

The directors and principal executive officers of Wells Capital, and their principal occupations, are shown below. Except as noted, the address of each director and officer is 525 Market Street, 10th Floor, San Francisco, California, 94105.

Name, Address and Position with Wells Capital	Principal Occupation
Robert W. Bissell 333 South Grand Avenue, Suite 2200 Los Angeles, California 90071 Director, President and Chief Executive Officer	President and Chief Executive Officer, Wells Capital Management, Incorporated
J. Mari Casas Executive Vice President	Executive Vice President, Wells Capital Management, Incorporated
Kirk D. Hartman 333 South Grand Avenue, Suite 2200 Los Angeles, California 90071 Director, Executive Vice President and Chief Investment Officer	Executive Vice President and Chief Investment Officer, Wells Capital Management, Incorporated
Amru A. Khan 333 South Grand Avenue, Suite 2200 Los Angeles, California 90071 Executive Vice President	Executive Vice President, Wells Capital Management, Incorporated
Karen L. Norton Senior Vice President and Chief Administrative and Operation Officer	Senior Vice President and Chief Administrative and Operation Officer, Wells Capital Management, Incorporated
Thomas M. O'Malley Executive Vice President	Executive Vice President, Wells Capital Management, Incorporated
James W. Paulsen 6th and Marquette, 9th Floor Minneapolis, MN 55479 Executive Vice President and Chief Investment Strategist	Executive Vice President and Chief Investment Strategist, Wells Capital Management, Incorporated
Monica Poon Senior Vice President and Chief Compliance Officer	Senior Vice President and Chief Compliance Officer, Wells Capital Management, Incorporated
David D. Sylvester 6th and Marquette, 9th Floor Minneapolis, MN 55479 Executive Vice President	Executive Vice President, Wells Capital Management, Incorporated
William L. Timoney Director and Executive Vice President	Executive Vice President, Wells Capital Management, Incorporated
David O'Keefe Senior Vice President and Chief Financial Officer	Senior Vice President and Chief Financial Officer, Wells Capital Management, Incorporated
Sallie C. Squire Senior Vice President and Director of Professional and Corporate Development	Senior Vice President and Director of Professional and Corporate Development, Wells Capital Management, Incorporated
William C. Stevens Senior Vice President and Chief Fixed Income Officer	Senior Vice President and Chief Fixed Income Officer, Wells Capital Management, Incorporated

Other Investment Company Clients of Wells Capital

The investment advisory services of Wells Capital to Series Q are not exclusive under the terms of the Sub-Advisory Agreement. Wells Capital is free to render investment advisory services to others, including other investment companies. However, as of November 30, 2004, Wells Capital did not serve as investment adviser or sub-adviser to any other investment companies with investment objectives and policies similar to those of Series Q.